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                                                                Exhibit 11.1


           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

          Computation Of Primary and Fully-diluted Earnings Per Share

         For the three month periods ended September 30, 1996 and 1995

The following calculation is submitted in accordance with the Securities Act of 1934:

                                             1995                          1996
                                 ----------------------------   ---------------------------
                                   Primary     Fully-diluted      Primary     Fully-diluted
                                 -----------  ---------------   -----------  --------------
                                       (amounts in thousands, except per share data)
Net income....................         $391             $391        $1,406           $1,406
Dividends on preferred stock             16               16           -                -
                                 -----------  ---------------   -----------  --------------
Net income available to common
   stockholders...............         $375             $375        $1,406           $1,406
                                 ===========  ===============   ===========  ===============
Weighted average number of
   maximum shares outstanding
   during quarter.............        3,567            3,567         8,024            8,024
Weighted average number of
   maximum shares subject to
   exercise under outstanding
   stock options and warrants.          136              136           513              513
Less treasury shares assumed
   repurchased from assumed
   exercise of outstanding
   options and warrants.......          (38)             (38)         (355)            (338)
                                 -----------  ---------------   -----------  --------------
Weighted average number of
   common and common equivalent
   shares outstanding after
   assumed exercise of stock
   options and warrants.......        3,665            3,665         8,182            8,199
                                 ===========  ===============   ===========  ===============
Net income per share..........        $0.10            $0.10         $0.17            $0.17
                                 ===========  ===============   ===========  ===============
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